UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 7, 2025 (August 4, 2025)

ADDUS HOMECARE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-34504	20-5340172
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6303 Cowboys Way, Suite 600 Frisco, Texas	75034
(Address of principal executive offices)	(Zip Code)

(469) 535-8200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ADUS	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Heather Dixon as President and Chief Operating Officer

On August 4, 2025, Addus HealthCare, Inc. (“Addus HealthCare”), an Illinois corporation and a wholly-owned subsidiary of Addus HomeCare Corporation (the “Company”), entered into an Employment and Non-Competition Agreement with Heather Dixon (the “Employment Agreement”), pursuant to which Ms. Dixon, age 52, will join the Company as President and Chief Operating Officer, commencing on September 15, 2025 (the “Effective Date”). Ms. Dixon succeeds W. Bradley Bickham, who previously announced his planned retirement from the Company in March of 2026.

Ms. Dixon most recently served as Chief Financial Officer of Acadia Healthcare, the largest stand-alone behavioral healthcare company in the United States. Previously she was Chief Financial Officer of Everside Health, one of the nation’s largest direct primary care providers. Ms. Dixon served as an independent board member and chair of the audit committee of Signify Health from 2021 until its acquisition in March 2023. Prior to joining Everside, Ms. Dixon was the Senior Vice President, Global Controller and Chief Accounting Officer of Walgreens Boots Alliance, Inc. from 2019 to 2021. Prior to that, she served as Vice President, Controller and Chief Accounting Officer of Aetna, one of the nation’s largest managed health care companies. She has also served as an independent director of the Company since March 2023.

Pursuant to the Employment Agreement, Ms. Dixon is entitled to an annual base salary of $650,000 and, at the discretion of the Compensation Committee of the Company’s Board of Directors (the “Board”), an annual bonus in a target amount of ninety percent (90%) of the Executive’s annual base salary (pro-rated for any partial year employment, provided that Ms. Dixon is actively employed on the payment date and has not given notice of resignation on or prior to such date) for performance against established objectives at target levels. Additionally, Ms. Dixon will also be eligible to receive a performance-based equity grant with a target value of $1,200,000 for fiscal year 2025, which grant will not be pro-rated for partial year employment in 2025.

As an inducement to her employment, Ms. Dixon is entitled to receive a signing bonus in the aggregate amount of $1,500,000 under the Employment Agreement. Also, in connection with her employment, on the Effective Date, Ms. Dixon will be granted shares of restricted shares the Company’s common stock, par value $0.001 per share (“Common Stock”) with a value of $3,100,000. The restricted Common Stock will vest over a three-year period subject to the terms and conditions of a Restricted Stock Award Agreement, to be dated as of the Effective Date, between the Company and Ms. Dixon.

The Employment Agreement contains provisions for severance and restrictive covenants consistent with the terms agreed to by other executive officers of Addus Healthcare.

There is no arrangement or understanding between Ms. Dixon and any other person pursuant to which Ms. Dixon was appointed. There are no family relationships, as defined in Item 401 of Regulation S-K, between Ms. Dixon and any of the Company’s executive officers or directors or persons nominated or chosen to become a director or executive officer. There are no transactions in which Ms. Dixon has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Resignation of Heather Dixon from the Board of Directors

In connection with her appointment as President and Chief Operating Officer, Ms. Dixon resigned from the Board effective as of the date of the Employment Agreement. The Board has elected to not immediately fill the vacancy on the Board arising as a result Ms. Dixon’s resignation.

Amendment and Restatement of Retention and Transition Agreement of W. Bradley Bickham

In connection with Ms. Dixon’s appointment as President and Chief Operating Officer and pursuant to his previously announced planned retirement, on August 4, 2025, Mr. Bickham and Addus HealthCare entered into an Amended and Restated Retention and Transition Agreement (the “A&R Retention and Transition Agreement”), pursuant to which Mr. Bickham will transition to serving as Advisor to the Chief Executive Officer of the Company as of the Effective Date.

The foregoing description of the A&R Retention and Transition Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the A&R Retention and Transition Agreement, which is included as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure

On August 7, 2025, the Company issued the Press Release, announcing the matters discussed in Item 5.02, the text of which is set forth as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Employment and Non-Competition Agreement, dated August 4, 2025, by and between Addus Healthcare, Inc. and Heather Dixon.

10.2	Amended and Restated Retention and Transition Agreement, dated August 4, 2025, by and between Addus Healthcare, Inc. and W. Bradley Bickham.

99.1	Press Release of Addus HomeCare Corporation dated August 7, 2025.

104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADDUS HOMECARE CORPORATION

Date: August 7, 2025	By:	/s/ Brian Poff
Brian Poff
Chief Financial Officer